SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                            -------------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                            -------------------
                        United Waste Systems, Inc.
          (Exact Name of Registrant as Specified in Its Charter)

                                 Delaware
      (State or Other Jurisdiction of Incorporation or Organization)

                                13-3532338
                   (I.R.S. Employer Identification No.)

                        Four Greenwich Office Park
                       Greenwich, Connecticut 06830
                              (203) 622-3131
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of  Registrant's  Principal Executive Offices)

                             Bradley S. Jacobs
                        United Waste Systems, Inc.
                       Greenwich, Connecticut 06830
                              (203) 622-3131
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

                          Joseph Ehrenreich, Esq.
                            Ehrenreich & Krause
                        1140 Avenue of the Americas
                           New York, N.Y.  10036
                              (212) 302-8050

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are
being offered pursuant to dividend or interest reinvestment
plans, please check the following box.    [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment
plans, check the following box.     [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS   AMOUNT       PROPOSED    PROPOSED    AMOUNT
OF SECURITIES TO BE   TO           MAXIMUM     MAXIMUM     OF
REGISTERED            BE           OFFERING    AGGREGATE   REGISTRATION
                      REGISTERED   PRICE       OFFERING    FEE
                                   PER         PRICE
                                   SECURITY(1)
                                   (2)
- -------------------------------------------------------------------------
4 1/2% Convertible    $65,225,000      100%    $65,225,000 $22,492
Subordinated Notes
due June 1, 2001

Common Stock, par     (3)            --        --             --(4)
value $.001 per
share

- -------------------------------------------------------------------------
  (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities
Act of 1933, as amended.

  (2)  Exclusive of accrued interest, if any.

  (3) Such indeterminate number of shares of common stock as may be issuable upon conversion of the Convertible Subordinated Notes due June 1, 2001 registered hereunder, including such shares as may be issuable pursuant to anti-dilution adjustments.

  (4)  No fee is payable pursuant to Rule 457(i)of the Securities
Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
PROSPECTUS


                           UNITED WASTE SYSTEMS, INC.
             4 1/2% Convertible Subordinated Notes due June 1, 2001
               Common Stock Acquired Upon Conversion of Such Notes


      This Prospectus relates to the following securities that may from time to time be sold by the Selling Security Holders (as defined under "Selling Security Holders"): (i) up to $65,225,000 principal amount of 4 1/2% Convertible Subordinated Notes due
June 1, 2001(the "Notes") of United Waste Systems, Inc. (the "Company") and (ii) all shares of Common Stock ("Common Stock") of the Company that may be acquired by any Selling Security
Holder upon conversion of any Notes covered by this Prospectus. This Prospectus does not cover the original issuance of shares of Common Stock upon conversion of the Notes. The Company will not receive any of the proceeds from the sales of Notes or Common Stock by the Selling Security Holders.

      The Notes covered by this Prospectus represent a portion of $150,000,000 principal amount of Notes that were originally issued by the Company to a group of underwriters on June 5, 1996, pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Notes were sold simultaneously by such underwriters in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act.

      The Notes and Common Stock that may be offered by the
Selling Security Holders pursuant to this Prospectus (the "Resale Securities") may be sold from time to time by the Selling
Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Resale Securities (which compensation may be in
excess of customary commissions).          Any agents, brokers, dealers
or underwriters that participate in the distribution of the Resale Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any Resale Securities purchased by them might be deemed to be underwriting discounts or commissions under the Securities Act. See "Selling Security
Holders" and "Plan of Distribution".

      The Notes are convertible into shares of Common Stock of the Company, at any time on or after September 3, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $32.50 per share (equivalent to a conversion rate of 30.76923 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Such conversion price and conversion rate, have been adjusted for a two-for-one stock split (in the form of a 100% stock dividend) effected by the Company on June 18, 1996.

      Interest on the Notes is payable on June 1 and December 1 of each year, commencing on December 1, 1996, and the Notes mature on June 1, 2001. The Notes are not entitled to any sinking fund.

       The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements (as described under "Description of Notes-Redemption-Redemption for Taxation Reasons") at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after June 1, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date (as described under "Description of Notes-Redemption-Optional Redemption").

      In the event of a Change in Control (as defined), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, common stock (valued at 95% of the average of the closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date), at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of Notes-Repurchase at Option of Holders Upon a Change in Control".

      The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of June 30, 1996, the aggregate amount of outstanding Senior Indebtedness of the Company (excluding certain Senior Indebtedness relating to acquisitions not in excess of $4 million) was approximately $123 million. As of June 30, 1996, subsidiaries of the Company had outstanding approximately $31 million of indebtedness (other than indebtedness to the Company) and $126 million of other liabilities (other than liabilities to the Company). The Indenture under which the Notes were issued (the "Indenture") does not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes-Subordination".

      Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" commencing on page 8.

                           --------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------

      The date of this Prospectus is           , 1996

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER OF ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

      The terms "the Company" and "United Waste Systems" as used herein refer solely to United Waste Systems, Inc. and not its subsidiaries (except under the caption "Risk Factors").


                             TABLE OF CONTENTS

Available Information
Incorporation of Certain Documents by Reference
Summary
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Notes
Description of Registration Rights Agreement
Description of Capital Stock
United States Taxation
Selling Security Holders
Plan of Distribution
Validity of Securities
Experts


                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      The Company makes certain filings with the Commission electronically. The Commission maintains a Web site
(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby reference is hereby made to such Registration Statement and the exhibits filed therewith or incorporated therein by reference. The Registration Statement, including the exhibits filed therewith or incorporated therein by reference, may be inspected without charge at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses stated above. Copies of these documents may be obtained from the Public Reference Section of the Commission at its office in Washington, D.C., set forth above at prescribed rates.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission are incorporated into this Prospectus by reference:

      1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Annual Report"); the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 and Amendment No. 1 thereto on Form 10-Q/A (the "First Quarter 10-Q"); and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 (the "Second Quarter 10-Q").

      2.  The Company's Report on Form 8-K dated September 19,
1995 (filed on October 4, 1995)and Amendment No. 1 thereto (filed in December 1995).

      3.  The Company's Report on Form 8-K dated May 31, 1996.

      4.  The Company's Report on Form 8-K dated June 18, 1996.

      5.  The Company's Report on Form 8-K dated June 28, 1996
(filed on August 23, 1996).

      6. The Company's Reports on Form 10-C dated March 8, 1996, and June 18, 1996, respectively.


      7. The Company's definitive proxy statement dated April 22, 1996, relating to its 1996 Annual Meeting of Stockholders.

      8. The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A dated
November 16, 1992, filed under the Exchange Act.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish without charge to each person (including any beneficial owner) to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to United Waste Systems, Inc., Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone:
(203) 622-3131.


                                  SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.


SECURITIES TO WHICH THIS PROSPECTUS RELATES

      This Prospectus relates to the following securities that may from time to time be sold by the Selling Security Holders (i) up to $65,225,000 principal amount of 4 1/2% Convertible
Subordinated Notes due June 1, 2001 (the "Notes") of the Company(but not including any Notes that are in bearer form or that were converted from bearer to registered form after August 29, 1996) and (ii) all shares of Common Stock that may be acquired by any Selling Security Holder upon conversion of any Note to which this Prospectus relates as described in the preceding clause.

CERTAIN INFORMATION RELATING TO THE NOTES

  Amount Outstanding

      As of August 29, 1996, there was outstanding an aggregate of $150,000,000 principal amount of Notes.

  Form and Denomination

      A portion of the outstanding Notes are in the form of registered Notes without coupons ("Registered Notes")and a portion are in the form of bearer notes with coupons attached("Bearer Notes"). The Registered Notes may be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Bearer Notes may be issued only in denominations of $5,000. This Prospectus does not cover any Bearer Notes (or any Registered Notes that were issued after August 29, 1996, in exchange for Bearer Notes).

  Conversion

      The Notes are convertible into shares of Common Stock of the Company at any time on or after September 3, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $32.50 per share (equivalent to a conversion rate of 30.76923 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Such conversion price and conversion rate, have been adjusted for a two-for-one stock split (in the form of a 100% stock dividend) effected by the Company on June 18, 1996. Holders of Notes called for redemption will be entitled to convert the Notes to and including, but not after, the close of business on the fifth trading day next preceding the date fixed for redemption. The right to convert a Note delivered for repurchase will terminate on the close of business on the second trading day preceding the repurchase date.

  Optional Redemption

      The Notes are redeemable (a) as described below under "Additional Amounts and Redemption for Taxation Reasons" and (b) at the option of the Company, on or after June 1, 1999, at the redemption prices set forth herein, plus accrued interest to the redemption date.

  Additional Amounts and Redemption for Taxation Reasons

      The Company will pay Additional Amounts (as defined under "Description of Notes-Payment of Additional Amounts"), subject to certain exceptions, in order that the non-U.S. Holders of Registered Notes receive the full amount of the principal, premium, if any, and interest specified therein (including any amount payable upon a repurchase of the Notes as described below under "Repurchase at Option of Holders Upon Change in Control") without deduction for or on account of U.S. withholding taxes.
In the event that the Company must pay such Additional Amounts, the affected Notes will be redeemable at the option of the Company, as a whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date (but without reduction for U.S. withholding taxes). If U.S. information reporting requirements are changed so as to require disclosure of the nationality, residence or identity of the beneficial owners of Bearer Notes or coupons, the Company is required to either (a) redeem the Bearer Notes, as a whole but not in part, at 100% of the principal amount thereof, plus accrued interest to the redemption date; or (b) if such disclosure may be avoided by payment of a backup withholding tax or similar charge, withhold and pay (subject to certain limited exceptions) any additional amounts necessary to cause the holders of the Bearer Notes or coupons to receive the full amount of the principal, premium, if any, and interest specified therein when due. If the Company elects to pay additional amounts as provided in clause (b) of the preceding sentence, so long as such additional amounts continue to be payable, the Company may redeem the Bearer Notes, as a whole but not in part, at 100% of the principal amount thereof, plus accrued interest (including any Additional Amounts) to the redemption date.

  Repurchase at Option of Holders Upon Change in Control

      Notes are repurchasable at the option of the holder thereof upon a Change in Control (as defined under "Description of Notes-Repurchase at Option of Holders Upon a Change in Control") at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company, in common stock (valued at 95% of the average closing prices of the common stock for the five trading days ending on and including the third trading day prior to the repurchase date).

  Subordination

      The Notes are subordinated to present and future Senior Indebtedness (as defined under "Description of Notes-Subordination") of United Waste Systems, Inc. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the subsidiaries of United Waste Systems, Inc. As of June 30, 1996, the aggregate amount of outstanding Senior Indebtedness of United Waste Systems, Inc. (excluding certain Senior Indebtedness relating to acquisitions not in excess of $4 million), was approximately $123 million. As of June 30, 1996, subsidiaries of United Waste Systems, Inc. had approximately $31 million of indebtedness outstanding (other than indebtedness to the Company) and $126 million of other liabilities (other than liabilities to the Company). The Indenture does not restrict the incurrence of additional Senior Indebtedness or other indebtedness by United Waste Systems, Inc. or any of its subsidiaries.

  Events of Default

      Events of Default include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform, or the breach of, any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (d) default by the Company in respect of any indebtedness for money borrowed in excess of $10,000,000, which default constitutes a failure to pay such indebtedness at maturity or results in acceleration of such indebtedness, if such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 30 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization.

  Registration Rights

      The Company has filed the Registration Statement of which this Prospectus forms a part pursuant to a Registration Rights Agreement (as defined under "Description of Registration Rights Agreement"). Upon certain failures by the Company to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Registered Notes.

  Indenture

      The Notes have been issued pursuant to an Indenture dated as of June 5, 1996, between the Company and Bankers Trust Company, as trustee. The Indenture and the Notes are governed by the laws of the State of New York, United States of America.

LISTING

  Notes

      The Notes issued in transactions complying with Rule 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. (the "PORTAL System"). However, Notes sold by Selling Security Holders pursuant to the registration statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL System. The Company has not applied, and does not intend to apply, for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

  Common Stock

      The Common Stock is quoted on the Nasdaq National Market under the symbol "UWST".

USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Resale Securities by the Selling Security Holders.


                               RISK FACTORS

      In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby.

Risks Associated with Acquisitions

      Although the Company performs an investigation of each business that it acquires, there may nevertheless be liabilities that the Company fails or is unable to discover, including liabilities arising from environmental contamination, non-compliance by prior owners with environmental laws or regulatory requirements or poor management practices by prior owners, and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

      As the Company completes acquisitions in a region, it seeks to achieve synergies and efficiencies through the integration of newly acquired and existing operations in the region. There can be no assurance, however, that the Company will be successful in this regard or that such efforts may not in certain circumstances adversely affect its existing operations.

Extensive Environmental and Land Use Laws and Regulations

      The Company is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent as a result of greater public
 interest in
protecting the environment. These laws and regulations affect the Company's business in many ways, including as set forth below. See Item 1-"Business-Environmental Regulations" included in the Annual Report incorporated by reference herein for further information concerning the matters set forth below.

      Extensive Permitting Requirements.   In order to develop and
operate a landfill or other solid waste management facility, it is necessary for the Company to obtain and maintain in effect various facility permits and other governmental approvals, including those related to zoning, environmental and land use.
The Company may also be required to obtain other or similar permits and approvals to expand its existing landfill operations and other solid waste management operations. These permits and approvals are difficult, time consuming and costly to obtain and may be subject to community opposition, opposition by various local elected officials or citizens, regulatory delays and other uncertainties. In addition, after an operating permit for a landfill or other facility is obtained, the permit may be subject to modification, renewal or revocation by the issuing agency, which may reopen opportunities for opposition relating to the permit. Moreover, from time to time, regulatory agencies may impose moratoria on, or otherwise delay, the review or grant of these permits or approvals or they may modify the procedures or increase the stringency of the standards applicable to such review or the grant of such permits or approvals. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits and approvals required for the development of additional disposal capacity needed to replace existing capacity that is exhausted. The failure by the Company to obtain or maintain in effect a permit significant to its business could adversely affect the Company's business and financial condition. See "- Capitalized Expenditures".

      Design, Operation and Closure Requirements.   The design,
operation and closure of landfills are subject to extensive regulations. These regulations include, among others, the regulations (the "Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"), which regulations generally became effective on October 9, 1993 (except for certain municipal solid waste landfills accepting less than 100 tons per day, as to which the effective date was April 9, 1994, and new financial assurance requirements, which are scheduled to become effective April 9, 1997). The Subtitle D Regulations require all states to adopt regulations regarding landfill design, operation and closure requirements that are as stringent as, or more stringent than, the Subtitle D Regulations. All states in which the Company operates landfills have in place extensive landfill regulations which have been updated or replaced with new regulations at least as stringent as the Subtitle D requirements. These federal and state regulations include, among other things, requirements that the Company monitor groundwater, control leachate and air emissions, post financial assurances, and fulfill landfill closure and post-closure obligations. These regulations could also require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which could be substantial.

      Legal and Administrative Proceedings.   In the ordinary
course of its business, the Company may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under RCRA, Superfund (as discussed below) or comparable state statutes, or to revoke, or deny renewal of, a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental damage at its owned or operated facilities (or at facilities formerly owned by the Company or its predecessors) or damage that those facilities or other properties may have caused to adjacent landowners or others, including groundwater or soil contamination. These may arise out of the presence of hazardous substances in landfills, methane or odor emissions or other conditions. The Company could incur substantial legal expenses during the course of the aforementioned proceedings, and the adverse outcome of one or more of these proceedings could adversely affect the Company's business and financial condition.

      During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future from time to time receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the adverse consequences to the Company described below under "-Potential Liabilities".

      Potential Liabilities.   There may be various adverse
consequences to the Company in the event that a facility owned or operated by the Company (or by a predecessor owner or operator whose liabilities the Company may have acquired expressly or under successor or other liability theories) causes environmental damage, in the event that waste transported by the Company (or a predecessor) causes or threatens to cause environmental damage at another site, or in the event that the Company (or a predecessor) fails to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding administrative or consent order. These may include the imposition of substantial monetary penalties on the Company; the issuance of orders requiring the curtailment or termination of the operations involved or affected; the revocation, denial or deferral of review of permits or other approvals necessary for continued operation or landfill expansion; the imposition of liability on the Company in respect of any environmental damage (including groundwater or soil contamination) at its facilities or that its landfills or other Company owned or operated facilities caused to adjacent landowners or others or to natural resources or environmental damage at another site associated with waste transported by the Company; the imposition of liability on the Company under Superfund or under comparable state laws; and criminal liability for the Company or its officers. Any of the foregoing could adversely affect the Company's business and financial condition.

      The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("Superfund") and analogous state laws impose retroactive strict joint and several liability on various parties that have owned, operated or sent waste to a site from which there has been, or is threatened, a release of any hazardous substance (as defined by Superfund) into the environment. Liability under RCRA, Superfund and analogous state laws may include responsibility for costs of site investigations, site cleanup, natural resources damages and property damages. Liabilities under RCRA, Superfund and analogous state laws can be very substantial and, if imposed upon the Company, could adversely affect the Company's business and financial condition.

      In the ordinary course of its landfill and waste management and disposal operations and in connection with its review of landfills and other operations to be acquired, the Company has discovered, and may in the future discover, indications of groundwater contamination at certain landfills. In such events, the Company has sought or been required to determine the magnitude and source of the problem and, if appropriate or required by applicable regulations, to design and implement measures to monitor, remedy, and/or halt the spread of, the contamination. There can be no assurance, however, that contamination discovered at a landfill or other solid waste management facilities will not result in one or more of the adverse consequences to the Company described above.

      Type, Quantity and Source Limitations.   Certain permits and
approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may seek to limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, such restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time, federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although no such federal legislation has to date been enacted, if such federal legislation should be enacted in the future, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect the Company's landfills within those states that receive a significant portion of waste originating from other states.

      In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations.
In addition, the aforementioned federal legislation that has from time to time been proposed could, if enacted, allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's results of operations could be adversely affected.

Limits on Insurance Coverage

      The Company's insurance coverage for environmental liability is limited to (i) contractors pollution liability insurance that relates to certain of the environmental services provided by the Company described in the Annual Report incorporated by reference herein under Item 1-"Business-Operations-Other Services" and (ii) certain other pollution liability insurance, which insurance is equivalent to self insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any claims paid. The Company does not carry additional insurance for any other types of environmental liability because the Company believes that the cost for such insurance is high relative to the coverage it would provide. Due to the limited nature of the Company's insurance coverage for environmental liability, if the Company were to incur liability for environmental damage, its business and financial condition could be adversely affected. With the exception of insurance coverage for environmental liability, the Company carries a broad range of insurance for the protection of its assets and operations. However, the Company's blanket insurance policy, which covers workers compensation, automobile and general liability, is subject to a deductible of $250,000 per incident. See the Annual Report incorporated by reference herein under Item 1-"Business-Liability Insurance and Bonding".

Ongoing Capital Requirements

      The Company may require additional equity and/or debt financing in order to provide the cash required for future operations, capital expenditures, acquisitions, debt repayment obligations and/or financial assurance obligations. There can be no assurance, however, that such financing will be available or, if available, will be available on terms satisfactory to the Company. The Company intends to pay for future acquisitions using cash, capital stock, assumption of indebtedness and/or notes, although there can be no assurance that the owners of the businesses that the Company may wish to acquire will be willing to accept non-cash consideration in whole or in part.

Capitalized Expenditures

      In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to its acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not successfully completed. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could adversely affect the Company's results of operations. For a discussion of certain capitalized expenditures in connection with certain operations and projects, see the Annual Report incorporated by reference herein, under Item 7-"Management's Discussion and Analysis of Financial Condition and Results of Operations", and the First Quarter 10-Q and Second Quarter 10-Q incorporated by reference herein, under Item 2-"Management's Discussion and Analysis of Financial Condition and Results of Operations".

Availability of Acquisition Targets

      The Company's ongoing acquisition program is a key element of its strategy for expanding as an integrated provider of nonhazardous solid waste management services. Consequently, the future growth of the Company depends in large part upon the successful continuation of this program. The Company, however, in some cases may encounter substantial competition in its efforts to acquire landfills and collection operations and there can be no assurance that the Company will succeed in locating appropriate acquisition candidates that can be acquired at price levels that the Company considers appropriate.

Commodity Risk Upon Resale of Recyclables

      A portion of the Company's revenues from waste reuse and reduction programs is derived from the sale of recyclable waste products. The resale prices of, and demand for, recyclable waste products can vary significantly and are subject to changing market conditions. Accordingly, the Company's revenues from such sales may materially vary from period to period.

Alternatives to Landfill Disposal

      Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, in certain of the Company's markets incineration is an alternative to landfill disposal. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain type of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. For example, certain states have adopted bans on the disposal of yard waste or leaves in landfills located in those states and/or adopted rules restricting or limiting disposal of tires at landfills. In addition, each of the states in which the Company operates landfills has adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. These recycling goals will be phased in over the next few years.

Financial Assurance Obligations

      The Company is often required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with municipal residential collection contracts and the operation or closure of landfills. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at reasonable rates, or to provide other required forms of financial assurance, it might be precluded from entering into additional municipal collection contracts or obtaining or retaining required landfill permits and approvals. See the Annual Report incorporated by reference herein, under
Item 7-"Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and Item 1-"Business-Liability Insurance and Bonding", and the First Quarter 10-Q and Second Quarter 10-Q, under Item 2-"Management's Discussion and Analysis of Financial Condition and Results of Operations".

Competition

      The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous waste management companies, a number of which have significantly larger operations and greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing.
In addition, competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts.

Economic Conditions

      The Company's business is affected by general economic conditions. There can be no assurance that an economic downturn will not result in a reduction in the volume of waste being disposed of at the Company's operations and/or the price that the Company can charge for its services.

Weather Conditions

      Protracted periods of inclement weather may adversely affect the Company's operations by interfering with collection and landfill operations, delaying the development of landfill capacity and/or reducing the volume of waste generated by the Company's customers. In addition, particularly harsh weather conditions may result in the temporary suspension of certain of the Company's operations.

Seasonality

      The Company's revenues tend to be somewhat lower in the winter months. This is generally reflected in the Company's first quarter results and may also be reflected in its fourth quarter results. This is primarily attributable to the fact that
(i) the volume of waste relating to construction and demolition activities and activities relating to the remediation of contaminated soils tends to increase in the spring and summer months and (ii) the volume of waste relating to industrial and residential waste in the regions where the Company operates tends to decrease during the winter months.

Dependence on Senior Management

      The Company is highly dependent upon its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company. The
Company does not maintain "key man" life insurance with respect to members of senior management.

Absence of Trading Market for the Notes

      There is no existing public trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. The Company has not applied and does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.


                              USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Resale Securities by the Selling Security Holders.


                    RATIO OF EARNINGS TO FIXED CHARGES

      The table below sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. For purposes of computing such ratio, (i) earnings consist of income before income taxes plus fixed charges (other than interest capitalized) and (ii) fixed charges consist of interest expense, interest capitalized, amortization of debt issuance costs and discount and premium, and the estimated interest portion of rental expense.




            Year Ended December 31,           Six Months
- ----------------------------------            Ended
1991     1992     1993      1994     1995     June 30,1996
- ----     ----     ----      ----     ----     ------------
 .6      2.0      4.1       4.9      4.6      3.8


                           DESCRIPTION OF NOTES

      The Company issued an aggregate of $150,000,000 principal amount of Notes on June 5, 1996. The Notes were issued under an Indenture dated as of June 5, 1996 (the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"-), copies of which are available for inspection at the Corporate Trust Offices of the Trustee in the Borough of Manhattan, The City of New York and in London, England. The Indenture is filed (through incorporation by reference) as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to United Waste Systems, Inc. and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Parenthetical references to section numbers within and following certain paragraphs in this Section are to provisions of the Indenture.

General

      The Notes are unsecured subordinated obligations of the Company and are limited to $150,000,000 aggregate principal amount. The Notes mature on June 1, 2001, and payment in full of the principal amount of the Notes will be due on such date. The Notes bear interest at a rate of 4 1/2% per annum from June 5, 1996, payable semiannually on June 1 and December 1 of each year (each, an "Interest Payment Date"), commencing on December 1, 1996. Interest payable per $1,000 principal amount of Notes for the period from June 5, 1996 to December 1, 1996 will be $22. (Section 3.1) Additional Interest may be payable on the Notes in the amounts, and under the circumstances, described under "- Registration Rights" and "Description of Registration Rights Agreement".

      The Notes are convertible into Common Stock at a conversion price of $32.50 per share, subject to adjustment upon the occurrence of certain events described below under "-Conversion Rights", at any time on or after September 3, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased in which cases, not after the close of business on the fifth Trading Day (as defined below) prior to the date of redemption or the second Trading Day prior to the date of repurchase. (Sections 2.2 and 12.1) Such conversion price has been adjusted for a two-for-one stock split (in the form of a 100% stock dividend) effected by the Company on June 18, 1996.

      The Notes are redeemable (a) in the event of certain developments involving U.S. taxes or certification requirements as described below under "-Redemption-Redemption for Taxation Reasons", at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after June 1, 1999, in whole or in part, at the redemption prices set forth below under "-Redemption-Optional Redemption", plus accrued interest to the redemption date. "Trading Days" means (i) if the common stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; (ii) if the common stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or (iii) if the common stock is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, days on which the common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the common stock are available. (Sections 1.1, 2.2 and 15.1)

Form and Denomination

      A portion of the outstanding Notes are in the form of registered Notes without coupons ("Registered Notes")and a portion are in the form of bearer notes with coupons attached("Bearer Notes"). The Registered Notes may be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. Bearer Notes may be issued only in denominations of $5,000. Bearer Notes may be exchanged for Registered Notes in authorized denominations as provided in the Indenture.
Registered Notes may not be exchanged for Bearer Notes. (Sections 1.1, 2.2, 3.2, 3.4 and 3.5) See "-Transfer and Exchange".

      Registered Notes which are Restricted Securities (as defined in the Indenture), and any Common Stock issued upon conversion of Restricted Securities, are required to bear certain restrictive legends as provided in the Indenture. Such legends provide for, among other things, certain restrictions on transfer. Any Notes that are covered by this Prospectus and are transferred by a Selling Security Holder pursuant to the Registration Statement of which this Prospectus forms a part will cease to be a Restricted Security upon completion of such transfer, provided that the prospectus delivery requirements of the Securities Act are complied with and the Selling Security Holder delivers a notice of sale to the Trustee substantially in the form of Exhibit A hereto.

      The holder of a Registered Note may transfer such Note, subject to compliance with the provisions of any restrictive legend required by the Indenture, by surrendering such Notes at
(i) the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee or (ii) the office of any transfer agent appointed by the Company. (Sections 2.2, 2.6 and 3.5)

      Certain of the outstanding Registered Notes are in the form of global notes (the "Global Notes") that have been deposited with the Trustee as custodian for The Depository Trust Company ("DTC")and registered in the name of a nominee of DTC. AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Investors may hold their interests in a Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note, may be subject to the procedures and requirements of DTC. Without limiting the foregoing, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture).

      Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

      DTC has advised the Company that it is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The Rules applicable to DTC and its Participants are on file with the Commission.

Conversion Rights

      The Holder of any Note has the right, at the Holder's option, to convert any Bearer Note and to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000 (provided that the unconverted portion of such Registered Note is an integral multiple of $1,000), into shares of Common Stock at any time on or after September 3, 1996, and prior to the close of business on the maturity date, unless previously redeemed or purchased, at a conversion price of $32.50 per share (subject to adjustment as described below). Such conversion price has been adjusted for a two-for-one stock split (in the form of a 100% stock dividend) effected by the Company on June 18, 1996. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the fifth Trading Day prior to the redemption date for such Note or the second Trading Day preceding the repurchase date, as the case may be. (Sections 2.2 and 12.1)

      The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note to the specified office of a Conversion Agent (which in the case of a Bearer Note will only be the office of any Conversion Agent outside the United States; see "-Payment and Conversion"), accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from any Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Holder. Each Bearer Note surrendered for conversion must be surrendered with all coupons maturing after the date of conversion. Coupons maturing on or before the date of conversion and not in default will be payable against surrender thereof, and coupons so maturing but in default will continue to be payable, as set forth in the Indenture, notwithstanding the exercise of the right of conversion by the Holder of the Note to which the coupons appertain, but coupons maturing after the date of conversion will not be paid. Any Registered Note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below) to the opening of business on the next succeeding Interest Payment Date shall be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Registered Notes being surrendered for conversion, except that if any Registered Note or portions thereof has been called for redemption on a redemption date or is to be repurchased on a repurchase date between a Regular Record Date and the corresponding Interest Payment Date and, as a result, the right to convert such Registered Note called for redemption would terminate during such period, then the Holder of such Registered Note who converts such Registered Note or a portion thereof will be entitled to receive the amount of interest so payable and shall not be required to repay such interest upon surrender of such Registered Note for conversion. In the case of any Registered Note which has been converted after any Regular Record Date and on or prior to the next Interest Payment Date, interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Registered Note on such Regular Record Date. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Registered Securities called for redemption on a redemption date or to be repurchased on a repurchase date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of Common Stock at the close of business on the day of conversion. "Regular Record Date" for interest payable in respect of any Registered Note on any Interest Payment Date means May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. (Sections 1.1, 2.2, 3.7, 12.2 and 12.3)

      With regard to a Holder delivering a Note for conversion, the Company will pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion, but the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless and until the person requesting such issuance has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid. (Section 12.8)

      The conversion price is subject to adjustment in certain events, including: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock,
(d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, or property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with
(i) the aggregate amount of any other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) the aggregate of cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any cash distributions to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company may make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend, distribution of stock or issuance or rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price. (Section 12.4) The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice of any adjustments. (Section 12.5) See "-Notices".

      In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11)

      If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.



Subordination

      The payment of the principal of, premium, if any, and interest on, the Notes and coupons will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Indebtedness of the Company.
Senior Indebtedness means (a) the principal of (and premium, if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on the indebtedness outstanding under the Company's Third Amended and Restated Credit Agreement, dated as of August 16, 1995, and the Company's $75,000,000 principal amount of 7.67% Senior Secured Notes Due September 1, 2005, including any modifications, refundings, deferrals, renewals, restatements or extensions of any such indebtedness and all fees, charges, expenses, reimbursements and indemnification obligations and other amounts payable thereunder, (b) all other indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Notes, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (c) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (d) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates and (e) renewals, extensions, modifications, restatements and refundings of any such indebtedness or obligation; provided, however, that Senior Indebtedness shall not include any such indebtedness or obligation (w) if such indebtedness or obligation is unsecured, (x) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which, it is issued) provides that such indebtedness or obligation is not superior in right of payment to the Notes, (y) if such indebtedness or obligation is non-recourse to the Company or (z) under any conditional sale contract or any account payable or other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of inventories or services. (Sections 1.1 and 13.1)

      Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. (Section 13.2) In the event of the acceleration of the maturity of any Notes, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Notes. (Section 13.3) No payments on account of principal, premium, if any, or interest in respect of the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 13.4) For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than "junior securities") upon conversion of a Note will be deemed to constitute payment on account of the principal of such Note. (Section 13.15)

      By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes.

      As of June 30, 1996, the principal amount of Senior Indebtedness (excluding certain Senior Indebtedness relating to acquisitions not in excess of $4 million) outstanding was approximately $123 million. In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the subsequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of June 30, 1996, there was outstanding approximately $31 million of indebtedness of subsidiaries of the Company (excluding indebtedness to the Company) and $126 million of other liabilities (other than liabilities to the Company).

      The Indenture does not limit the Company's ability to incur
Senior Indebtedness or any other indebtedness.




Redemption

  Optional Redemption

      Subject to the discussion under "-Redemption for Taxation Reasons" below, the Notes may not be redeemed at the option of the Company prior to June 1, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, at a redemption price equal to 101.8% of the principal amount for the 12-month period beginning June 1, 1999 and 100.9% of the principal amount for the 12-month period beginning June 1, 2000, in each case together with accrued interest to the date of redemption, upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices" below. (Sections 2.2, 11.1, 11.5 and 11.7)

  Redemption for Taxation Reasons

      If the Company has or will become obligated to pay Additional Amounts (as described below under "-Payment of Additional Amounts") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, any Notes as to which such Additional Amounts have or will become payable may be redeemed, at the option of the Company, in whole but not in part. Such redemption shall be upon not less than 30 nor more than 60 days' prior notice as provided under "-Notices' below, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Notes then due and (2) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) an officer's certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the Notes shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts. (Sections 1.1, 2.2, 11.1 and 11.3)

      In addition, if the Company determines, based upon an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, that, as a result of a Tax Law Change, any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal, premium, if any, or interest due with respect to any Bearer Note or coupon appertaining thereto would be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is not a U.S. person as defined below under "-Payment of Additional Amounts" (other than such a requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents
(i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is not a U.S. person, provided that, in each case referred to in clauses (a) (ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable but for the fact that such Bearer Note constitutes a "United States real property interest" as defined in Section 897(c)(1) of the Code, with respect to the beneficial owner of such Bearer Note), the Company at its election will either (x) redeem the Bearer Notes, as a whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date, or (y) if and so long as the conditions of the third paragraph under "-Payment of Additional Amounts" are satisfied, pay the additional amounts specified in such paragraph. The Company will make such determination and election and notify the Trustee, thereof in writing as soon as practicable, and the Trustee will promptly give notice of such determination (the "Determination Notice"), in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Bearer Notes or will pay the additional amounts specified in the third paragraph under "-Payment of Additional Amounts" and (if applicable) the last date by which the redemption of the Bearer Notes shall take place. If the Company shall elect to redeem the Bearer Notes pursuant to clause
(x) above, such redemption shall take place on such date, not later than one year after publication of the Determination Notice, as the Company shall elect by notice given in writing to the Trustee, at least 75 days before that date, unless shorter notice shall be acceptable to the Trustee. Notwithstanding the foregoing, the Company will not so redeem the Bearer Notes if the Company, based upon an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing of its determination not to so redeem the Bearer Notes, and the Trustee will promptly give notice to the Holders of the Bearer Notes of that determination and any earlier redemption notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay additional amounts, the Company may, as long as the Company is obligated to pay such additional amounts, redeem all the Bearer Notes, at any time, as a whole but not in part, upon not less than 30 nor more than 60 days, notice prior to the redemption date, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date and any additional amounts then payable. (Sections 2.2 and 11.3)

Payment and Conversion

      Bearer Notes and coupons will be payable in U.S. dollars against surrender thereof, subject to any applicable laws and regulations, at such offices or agencies outside the United States as the Company may appoint from time to time. The Company has appointed the Corporate Trust Office of the Trustee in London, England as such an office. At the option of the Holder, such payment will be made by dollar check drawn on a bank in the Borough of Manhattan, The City of New York or by transfer of U.S. dollars to an account (such a transfer to be made only to a Holder of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the payee with a bank outside the United States. No payment with respect to any Bearer Note or coupon will be made at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or any office or agency of the Company in the United States, or by transfer to an account, maintained with a bank located in the United States or by check mailed to any address in the United States. Notwithstanding the foregoing, payments with respect to Bearer Notes and coupons may be made at the office of the Trustee or other Paying Agent, if one is appointed, in the Borough of Manhattan, The City of New York, if payment at all offices maintained outside the United States for such purpose by the Company is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of such amounts in U.S. dollars, as determined by the Company. (Section 2.2)

      The principal of the Registered Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in U.S. currency by U.S. dollar check drawn on, or by transfer to a U.S. dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Registered Notes in excess of $2,000,000 and only if such Holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the Holder with a bank in the Borough of Manhattan, The City of New York. Registered Notes will bear interest at a rate of 4 1/2% per annum from June 5, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1996, to the Person in whose name the Registered Note (or any predecessor Registered Note) is registered at the close of business on the preceding May 15 or November 15, as the case may be. Payment of interest on a Registered Note may be made by U.S. dollar check drawn on a bank in the Borough of Manhattan, The City of New York, mailed to the address of the person entitled thereto as such address shall appear in the Security Registrar, or, upon written application by the Holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a U.S. dollar account (such a transfer to be made only to a Holder of an aggregate principal amount of Registered Notes in excess of $2,000,000) maintained by the Holder with a bank in the Borough of Manhattan, The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (Section 2.2)

      Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close. (Sections 1.1 and 2.2)

      Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States. In addition, Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices, any unmatured coupons and any payments in respect of interest or taxes, as applicable, as described above under "-Conversion Rights". (Sections 2.2 and 12.2)

      The Company has initially appointed the Trustee as Paying Agent and Conversion Agent at its Corporate Trust Office (i) in the Borough of Manhattan, The City of New York (Bankers Trust Company, Corporate Trust & Agency Group, Four Albany Street, New York, NY 10006), and (ii) in London, England (Bankers Trust Company, 1 Appold Street, Broadgate, London EC2A 2HE). The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion, and in a Western European city for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-Notices" below. (Section 10.2)

      Bearer Notes should be presented for payment upon redemption or repurchase together with all unmatured coupons, failing which the amount of any missing unmatured coupons will be deducted from the sum due for payment or the surrender of such missing coupons or coupon may be waived by the Company and the Trustee or the Paying Agent if there be furnished to them such security or indemnity or they may require to save each of them and any Paying Agent harmless. Each amount so deducted will be paid in the manner described in the first paragraph under this heading against surrender of the related missing coupon. Interest payable on any Bearer Notes on any redemption date or repurchase date which is an Interest Payment Date will be paid to the Holders of the coupons maturing on such Interest Payment Date. Interest payable on Registered Notes on any redemption date or repurchase date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date. (Sections 11.7 and 14.2)

      All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes, which remain unclaimed at the end of two years after such payment has become due and payable will be paid to the Company, and the Holder of such Note or any coupon appertaining thereto will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 10.3)

Payment of Additional Amounts

      The Company will pay to the Holder of any Note or any coupon appertaining thereto who is not a U.S. person such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note (including any payment on redemption or repurchase), after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

      (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax-exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

      (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Notes or any coupon appertaining thereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

      (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

      (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note or any coupon appertaining thereto, if compliance is required by statute or by regulation or ruling of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

      (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

      (f) any tax, assessment or other governmental charge imposed as a result of a person's past or present actual or constructive ownership, including by virtue of the right to convert Notes, of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

      (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on such Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

      (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly received its beneficial or distributive share of payments on the Note;

      (i) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Note constitutes a "United States real property interest" as defined in Section 897(c)(1) of the Code and the regulations thereunder with respect to the beneficial owner of such Note (see "United States Taxation-Non-United States Holders-United States Foreign Investment in Real Property Tax Act"); or

      (j) any combination of items (a), (b), (c), (d), (e), (f),
(g), (h) and (i). (Section 2.2)

      For purposes of this Prospectus, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. A "U.S. person' is a person that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source. Solely for purposes of the foregoing definition of "U.S. person", the term "United States" shall include, when used in the geographical sense, only the States thereof and the District of Columbia. (Section 2.2)

      Notwithstanding the foregoing, if and so long as a certification, identification or other information reporting requirement referred to in the second paragraph under "- Redemption-Redemption for Taxation Reasons" above would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of redeeming the Bearer Notes pursuant to such second paragraph. In such event, the Company will pay as additional amounts such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal of, and premium, if any, due in respect of any Bearer Note, or interest represented by any coupon, the beneficial owner of which is not a U.S. person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge, other than a backup withholding tax or similar charge which is (a) the result of a certification, identification or information reporting requirement described in the first parenthetical clause of the first sentence of such second paragraph, (b) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of such Bearer Note or coupon is within the category of persons described in clause (a) of the first paragraph under this heading or (c) imposed as a result of presentation of such Bearer Note or coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, will not be less than the amount provided for in such Bearer Note or coupon to be then due and payable. (Section 2.2)

Repurchase at Option of Holders Upon a Change in Control

      If a Change in Control (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date. A Holder of Bearer Notes may exercise the repurchase option only by delivery of the Notes to an office of a Paying Agent outside the United States. (Sections 2.2 and 14.1)

      The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in common stock valued at 95% of the average of the closing prices per share of the common stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided, that payment may not be made in common stock unless such stock is listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment. (Sections 2.2 and 14.1)

      On or before the 30th day after the occurrence of a Change in Control, the Company will give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be given in accordance with "-Notices" below. To exercise the repurchase right, a Holder of Notes must deliver to the Trustee or any Paying Agent on or before the 30th day after the date of the Company Notice irrevocable written notice of the Holder's exercise of such right, together with the Notes and, in the case of Bearer Notes, any coupons maturing after the repurchase date, with respect to which the right is being exercised. At least two Trading Days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in common stock. (Section 14.2)

      A "Change in Control" shall be deemed to have occurred at such time, after the original issuance of the Notes, of:

      (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors (any shares of voting stock of which such Person is the beneficial owner, as defined below, that are not then outstanding being deemed outstanding for purposes of calculating such percentage); or

      (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the 10 consecutive Trading Days ending immediately prior to the date of the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the conversion price of the Notes in effect on each such Trading Day, or (b) all the consideration (excluding cash payments for fractional shares) to be paid for the Common Stock in the transaction or transactions constituting the Change in Control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, and the term "Person" shall include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act. (Section 14.3)

      A Change in Control would constitute an event of default under the Company's revolving credit agreement. As a result, any repurchase in connection therewith would, absent a waiver, be blocked by the subordination provisions of the Notes. See "- Subordination". Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "-Events of Default".

      The foregoing provisions would not necessarily afford
Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

Mergers and Sales of Assets by the Company

      The Company shall not consolidate with or merge into any other Person or convey, transfer or lease all its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company unless (a) in the case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred or leased shall be a corporation, partnership or trust organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance or observance of every other covenant of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and supplemental indenture (if required) comply with, among other things, the requirements set forth in this paragraph. (Section 7.1)

Events of Default

      The following will be Events of Default under the Indenture:
(a) failure to pay principal of or premium, if any, on any Note at its maturity, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform, or the breach of, any covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (d) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $10,000,000 if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3)
Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

      If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 5.2) For information as to waiver of defaults, see "-Meetings, Modification and Waiver".

      No Holder of any Note or coupon shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note or coupon for the enforcement of payment of the principal of, premium, if any, or interest on such Note or such coupon on or after the respective Stated Maturities expressed in such Note or coupon or of the right to convert such Note in accordance with the Indenture. (Section 5.8)

      The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.9)

Meetings, Modification and Waiver

      The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article Nine)

      Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either
(i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting or by a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note or coupon affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount or the rate of interest payable on any Note or coupon, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay additional amounts described above under "-Payment of Additional Amounts", (f) change the coin or currency for payment of principal of, premium, if any, interest on, or any other amount payable on, any Note or coupon, (g) impair the right to institute suit for the enforcement of any payment in respect of any Note or coupon on or after the Stated Maturity thereof (or, in the case of redemption or any repurchase after the Redemption Date or Repurchase Date, as the case may be), (h) modify the obligation of the Company to maintain an office or agency in New York City and in a Western European city, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, (m) adversely affect the right to convert any Note except as permitted as described under "-Conversion Rights", (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws,
(o) modify the provisions described under "-Repurchase at Option of Holders Upon a Change in Control" in a manner adverse to the Holders or (p) modify certain of the Company's obligations under the Registration Rights Agreement (as defined under "Description of Registration Rights Agreement") or its obligation to pay additional interest upon any failure to comply with such obligations. (Sections 5.13, 8.2, 9.4, 10.10, 10.11, 10.12 and
10.13) The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Section 9.4)

      The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.13) The Holders of (i) 66 2/3% in aggregate principal amount of the Outstanding Securities represented at a meeting of Holders of Outstanding Securities at which a quorum is present or (ii) a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default with respect to a covenant or condition that may only be modified or amended with the consent of each Holder. (Section 5.13)

Registration Rights

       If the Company fails to comply with certain of its obligations under the Registration Rights Agreement (as defined under "Description of Registration Rights Agreement"), additional interest is payable on the Registered Notes as described under "Description of Registration Rights Agreement-Additional
Interest". (Section 10.12)

Transfer and Exchange

      At the option of the Holder upon written request, and subject to the terms of the Indenture, Bearer Notes (with all unmatured coupons, except as provided below) are exchangeable for Registered Notes, of any authorized denomination and of like aggregate principal amount, and Registered Notes are exchangeable for Registered Notes of any authorized denomination and of like aggregate principal amount. See "-Form and Denomination".
Bearer Notes surrendered in exchange for Registered Notes between a Regular Record Date and the next succeeding Interest Payment Date or between a Special Record Date before the related date for payment of Defaulted Interest shall be surrendered without the coupons relating to such Interest Payment Date or proposed date of payment, as the case may be, and interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or such related date for payment of Defaulted Interest, as the case may be, in respect of the Registered Note issued in exchange for such Bearer Note, but will be payable only to the Holder of such coupon when due in accordance with the provisions of the Indenture. Registered Notes may not be exchanged for Bearer Notes. (Section 3.5)

      Bearer Notes may be presented for exchange at the office of any transfer agent outside the United States. Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at any office maintained by the Company for such purpose, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Every Registered Note presented or surrendered for registration or transfer or for exchange (if so required by the Company or the Security Registrar) shall be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing. Registered Notes may be transferred in whole or in part in authorized denominations. Upon a registration of transfer, the Company will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by the Indenture. Upon an exchange, the Company will execute, and the Trustee will authenticate and deliver, the Registered Notes which the holder making the exchange is entitled to receive. (Section 3.5)

      The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in The City of New York, and has appointed Bankers Trust Company acting through its London, England office as transfer agent. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar in and a transfer agent in a Western European city. (Sections 1.1, 3.5 and 10.2)

      In the event of a redemption of less than all of the Notes (other than a redemption of Bearer Notes for the reasons described in the Second Paragraph under "-Redemption-Redemption for Taxation Reasons"), the Company will not be required (a) to register the transfer or exchange of Registered Notes or to exchange Bearer Notes for Registered Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption, (b) to register the transfer or exchange of any Registered Note, or portion thereof, called for redemption, or (c) to exchange any Bearer Note called for redemption; provided, however, that a Bearer Note called for redemption may be exchanged for a Registered Note which is simultaneously surrendered to the registrar or transfer agent making such exchange with written instructions for conversion consistent with the provisions described under "-Conversion Rights" and "-Payment and Conversion" above. (Section 3.5)

Purchase and Cancellation

      The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

      All Securities and coupons surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Bearer Securities and coupons so surrendered shall be immediately canceled by such Person upon receipt prior to being forwarded to the Trustee. All Registered Securities so delivered to the Trustee shall be canceled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in the Indenture. (Section 3.9)

Title

      Title to the Bearer Notes and the coupons will pass by delivery. The Company, the Trustee, any Paying Agent and any other agent of the Company or the Trustee may treat the bearer of any Bearer Note or any coupon as the absolute owner thereof for the purpose or receiving payment thereof and for all other purposes whatsoever (whether or not such Note or coupon shall be overdue). Prior to due presentment of a Registered Note for registration of transfer, the Company, the Trustee, the Paying Agent and any other agent of the Company or the Trustee may treat the Person in whose name such Registered Note is registered as the owner thereof for the purpose of receiving payment thereof and for all other purposes whatsoever. (Section 3.8)

Notices

      Notice to Holders of the Notes will be given by publication in Authorized Newspapers in London or, if publication in London is not practical, elsewhere in Western Europe. Notices to Holders of Registered Notes will also be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given when mailed. (Section 1.6)

      Notice of a redemption of Notes (other than a redemption described in the second paragraph under "-Redemption-Redemption for Taxation Reasons") will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable except as otherwise provided in the second paragraph under "-Redemption-Redemption for Taxation Reasons") and will specify the redemption date. (Section 11.5)

Replacement of Notes and Coupons

      Notes (including any coupons appertaining to Bearer Notes) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes and coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee or a Transfer Agent. In the case of a lost, stolen or destroyed Note or coupon, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note or coupon before a replacement Note (with the relevant coupons appertaining thereto, if any) or coupon will be issued. (Section 3.6)

Payment of Stamp and Other Taxes

      The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the Notes or any coupon. (Section 10.7) Except as described under "-Payment of Additional Amounts", the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein. (Section 2.2)

Governing Law

      The Indenture, the Notes and the coupons will be governed by and construed in accordance with the laws of the State of New
York, United States of America. (Section 1.12)

The Trustee

      In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (Sections 6.1 and 6.3)


               DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT

      The following summary of certain provisions of the Registration Rights Agreement (as defined below) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement. The Registration Rights Agreement is filed (through incorporation by reference) as an exhibit to the Registration Statement of which this Prospectus forms a part.

Registration Statement

      The Company has filed the Registration Statement of which this Prospectus forms a part pursuant to a Registration Rights Agreement dated June 5, 1996 (the "Registration Rights Agreement"), among the Company and Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex Brown & Sons Incorporated, CS First Boston Corporation, Prudential Securities Incorporated and Robertson Stephens & Company, LLC (the "Underwriters"). The Registration Rights Agreement required the Company to file a Registration Statement (the "Shelf Registration Statement") covering resale of the Registrable Securities (as defined below)with the Commission within 90 days following June 5, 1996 and to use its reasonable best efforts to have the Shelf Registration Statement declared effective within 90 days after such filing. Subject to the following paragraph, the Shelf Registration Statement is required to cover the resale of the following securities (collectively, the "Registrable Securities"): (i) all of the Notes (other than any Notes that are in bearer form or that were converted from bearer to registered form after August 29, 1996) and (ii) all shares of Common Stock that may be acquired by any Selling Security Holder upon conversion of any Note that is required to be covered by the Shelf Registration Statement as described in the preceding clause. The Company is obligated to keep the Shelf Registration Statement effective until the earliest of (i) the expiration of three years from the time the Shelf Registration Statement was declared effective (the "effective time"), (ii) such time as all Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (iii) such time as, in the opinion of counsel, all of the Registrable Securities held by non-affiliates of the Company are eligible for resale pursuant to Rule 144(k) under the Securities Act and the legends relating to transferability that pursuant to the Indenture are required to appear on the face of each Restricted Security (as defined in the Indenture) have been removed from such Registrable Securities.

      The Company is only required to include in the Shelf Registration Statement the Registrable Securities that are (i) held by Holders who delivered to the Company a Selling Securityholder's Questionnaire (substantially in the form included in the Registration Rights Agreement) on or prior to August 29, 1996 (each such Holder, an "Electing Holder") and (ii) to the extent provided in the following sentence, held by Holders that acquire Registrable Securities from an Electing Holder. Any Holder that acquires any Registrable Securities from an Electing Holder (excluding any Registrable Securities that were not identified in the Selling Securityholder's Questionnaire delivered by such Electing Holder) will be entitled to have such Registrable Securities included in the Shelf Registration Statement, provided that such transferee furnishes the Company with an updated Selling Securityholder's Questionnaire. The Registrable Securities covered by such updated Selling Securityholder's Questionnaire will be included in the Shelf Registration Statement reasonably promptly after receipt thereof (which date of inclusion may be subsequent to the effective time).

Additional Interest

      In the event that, during the period that the Company is required to maintain the effectiveness of the Shelf Registration Statement, the Shelf Registration Statement ceases to be effective (or the Holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) for more than 60 days, whether or not consecutive, during any 12-month period (an "Effectiveness Failure"), then the interest rate borne by Registered Notes will increase by an additional one-half of one percent (0.50%) per annum from the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective (or the Holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) until such time as the Effectiveness Failure is cured. For the purpose of determining an Effectiveness Failure, days on which the Company has been obligated to pay additional interest in accordance with the foregoing in respect of a prior Effectiveness Failure within the applicable 12-month period will not be included.

Underwritten Offering

      The Registration Rights Agreement provides that holders of 33 1/3% of the Registrable Securities may elect to have one underwritten offering. The managing underwriter(s) for any such offering must be selected by Holders of 50% of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to the Company. The Company has the right to defer any underwritten offering for up to 120 days for a valid business reason.

Fees and Expenses

      The Company is required to pay all fees and expenses incident to the filing of the Shelf Registration Statement and maintaining its effectiveness for resales of Registrable Securities. In addition, the Company is required to pay up to a maximum of $80,000 for the fees and disbursements of a single counsel selected by Holders of not less than 25% of the Registrable Securities to represent them in connection with the Shelf Registration Statement. Except as provided in the preceding sentence, the Holders of Registrable Securities included in the Shelf Registration Statement will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included therein) for the fees and disbursements of such counsel.

      In the case of an underwritten offering, the Company will pay up to a maximum of $200,000 for the fees and expenses in connection therewith (the fees and disbursements of one counsel for the holders participating in such offering being included in such fees and expenses). The Holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included in such offering) for all fees and expenses of such underwritten offering in excess of $200,000, including any fees and expenses of counsel to the Holders, counsel to the Company and the Company's independent public accountants that may constitute part of such excess amount.

      In no event will the Company be responsible for underwriting discounts or commissions.

Indemnification

      In the Registration Rights Agreement, the Company has agreed to indemnify the Holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, and each Holder of Registrable Securities included in the Shelf Registration Statement is obligated to indemnify the Company and any other Holder against any liability with respect to any information furnished by such Holder in writing to the Company (including, without limitation, in a Selling Securityholder's Questionnaire) expressly for use in the Shelf Registration Statement.


                       DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). As of August 6, 1996, there were 36,535,644 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

      The following is a summary of the rights and privileges of the holders of Common Stock. These rights and privileges are subject to the rights and privileges of the holders of Preferred
Stock, if any, which may hereafter be issued:

      Dividend Rights. Subject to the preferential rights of the holders of shares of Preferred Stock, holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor.

      Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company's stockholders. The Common Stock does not have cumulative voting rights, which means that (subject to the rights of the holders of Preferred Stock) the holders of a plurality of the shares voting for election of directors can elect all members of the Board of Directors.

      Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

      Other Rights.   Holders of Common Stock have no conversion,
sinking fund, redemption, preemptive or subscription rights.

Preferred Stock

      The Board of Directors is authorized by the Certificate of Incorporation of the Company, without first obtaining the approval of the holders of Common Stock, to issue from time to time the Preferred Stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of such series, and to determine the voting powers, if any, of such shares. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Common Stock or superior or limited voting rights, be convertible into Common Stock or another security of the Company, and have such other preferences, relative rights and limitations as the Company's Board of Directors shall determine. As a result, any series of Preferred Stock could have rights which would adversely affect the voting power of the Common Stock or which could delay, defer or prevent a change in control of the Company. The shares of any class or series of Preferred Stock need not be identical. There are currently no shares of Preferred Stock outstanding.

Other Provisions of the Certificate of Incorporation

      The Certificate of Incorporation provides that the liability of the directors of the Company shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

      The Certificate of Incorporation permits special meetings of stockholders to be called only by stockholders holding in the aggregate not less than 40% of the total shares of stock entitled to vote for directors.


                          UNITED STATES TAXATION

      The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion" transaction for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

      As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701 (a) (31) of the Code. For purposes of the following, it is assumed that a United States Holder will own only Registered Notes. Generally, a United States Holder who owns Bearer Notes will not be entitled to deduct any loss sustained on the sale, exchange, or redemption of a Bearer Note, and any gain to such a Holder on the sale, exchange, or redemption of a Bearer Note will be treated as ordinary income as opposed to capital gain.

  Payment of Interest

      Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

  Sale, Exchange or Redemption of the Notes

      Except as discussed below under "-Market Discount", upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and
(ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder. Such capital gain or loss will be long term-capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

  Market Discount

      Purchasers of Notes may be affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a Note is purchased at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and the purchaser subsequently recognizes gain upon a disposition or retirement of the Note, the lesser of (i) the gain recognized or (ii) the portion of the market discount that accrued on a ratable basis while such holder held the Note (or, if the purchaser so elects, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. For most purposes, such income would be treated as interest income to a United States Holder. Moreover, accrued market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, unless the purchaser elects to include market discount in income as it accrues, a purchaser of a market discount debt instrument may be required to defer a portion of any otherwise deductible interest expense on indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

  Amortizable Bond Premium

      If a United States Holder purchases a Note for a premium (i.e., for an amount that is greater than the amount--other than certain stated interest--payable at maturity) that exceeds the value of the conversion privilege, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. Such a United States Holder may elect (in accordance with section 171 of the Code) to amortize such premium (as an offset to interest income on the Note), using a constant yield method. The amount of amortizable bond premium and the term over which it is to be amortized are determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period ending on an earlier redemption date, with reference to the amount payable on the earlier redemption date. Under regulations recently proposed by the United States Treasury Department, a United States Holder who purchases a Note sixty or more days after such regulations are finalized, would in determining the amortizable amount take into account the Company's right to call the Notes only if exercise of the call would increase such United States Holder's yield on the Note. A Holder who elects to amortize bond premium must reduce his tax basis in the Note each year by the amount of the premium amortized in that year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service with respect to debt instruments acquired after revocation.


  Conversion of the Notes

      A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

      Any accrued market discount not previously taken into income prior to a conversion of a Note would (under rules to be set forth in Treasury Regulations that have not yet been issued) carry over to the Common Stock received on conversion and be treated as ordinary income to the extent of any gain recognized on a subsequent disposition of the Common Stock.

      Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will, except to the extent of accrued market discount attributable to such fractional share, result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

  Dividends

      Dividends paid on the Common Stock generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

      If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of property would include distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.
  Sale of Common Stock

      Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. Gain on the sale or exchange of the Common Stock may, however, be ordinary income to the extent of any market discount accrued on the Notes at the time of conversion into Common Stock. A United States Holder's basis and holding period in and the effect of market discount on Common Stock received upon conversion of a Note are discussed above under "-Conversion of the Notes".

  Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund provided that the required information is furnished to the IRS.

Non-United States Holders

      As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

  Payment of Interest

      Payment of interest on a Note or coupon by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership,
(iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, (iv) is not, and does not receive payments in an account, within a country designated by the Internal Revenue Service as not qualifying for the portfolio interest exemption (it being understood that, although the Internal Revenue Service has not at the current time made such designation or given any public notice it intends to do so in the future, it has the statutory authority so to do) and (v) in the case of a Registered Note, either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent a copy thereof.

      Recently proposed Internal Revenue Service regulations ("the Proposed Certification Regulations") would provide alternative methods for satisfying the certification requirement described in the preceding paragraph. The Proposed Certification Regulations would also generally require, in the case of Notes held by a foreign partnership, that (x) the certification described above be provided by the partners, rather than by the partnership, and
(y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The
Proposed Certification Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Certification Regulations will be adopted, or as to the provisions that they will include if and when adopted, in temporary or final form.

      Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a completed IRS Form 4224 to the payor.

      Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a 30% (or lower treaty rate) withholding tax.

  Sale, Exchange or Redemption of the Notes

      A Non-United States Holder of a Note or coupon will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note or coupon (including the receipt of cash in lieu of fractional shares upon conversion of a Note in Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or period aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "-United States Foreign Investment in Real Property Tax Act" below).

  Conversion of the Notes

      In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "-Non-United States Holders-Sale, Exchange or Redemption of the Notes" is satisfied.

  Sale or Exchange of Common Stock

      A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "-Non-United States Holders-Sale, Exchange or Redemption of the Notes" is satisfied.

  Dividends

      Dividends paid (or deemed paid, as described above under "- United States Holders-Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United states Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers a completed IRS Form 4224 to the payor.

      Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Certification Regulations described under "-Non-United States Holders-Payment of Interest", however, a Non-United States Holder of Common Stock who wished to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Certification Regulations, the certification and information reporting requirements described above in the second paragraph under "-Non-United States Holders-Payment of Interest" would apply with respect to dividends paid on Common Stock held by a foreign partnership.

  Death of a Non-United States Holder

      A Note or coupon held by an individual who is not a citizen or resident of the United States at the time of death will not be includible in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that at the time of death payments with respect to such Note or coupon would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

      Common Stock actually or beneficially held by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

  Information Reporting and Backup Withholding Tax

      Under current law, United States information reporting requirements and backup withholding tax will not apply to
(i) payments on a Bearer Note or coupon made outside the United States (other than payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States) by the Company or by any Paying Agent (acting in its capacity as such) to a Non-United States Holder or (ii) payments on a Registered Note to a Non-United states Holder if the Form W-8 or similar statement described in "-Non-United States Holders-Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the holder is a United States person. If and when the Proposed Certification Regulations described under "-Non-United States Holders-Payment of Interest" become effective, alternative certification requirements (and, possibly, partner-level certification requirements in the case of Holders that are foreign partnerships) may apply with respect to Registered Notes. See the discussion above under "-Non-United States Holders-Payment of Interest".

      Information reporting and backup withholding tax also will not apply to any nominee or other agent of the beneficial owner of such Note or coupon, unless such custodian nominee or agent
(i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment on a Bearer Note or coupon outside the United States to the beneficial owner thereof by a foreign office of any custodian, nominee or agent that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such custodian, nominee or agent has documentary evidence in its records that the beneficial owner is a Non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment on a Note or coupon to the beneficial owner thereof by a United States office of a custodian, nominee or agent is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon provides the Form W-8 or suitable substitute statement described under "-Non-United States Holders-Payments of Interest" or the beneficial owner otherwise establishes an exemption.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Registered or Bearer Note or coupon or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon provides the Form W-8 or suitable substitute statement described under "-Non-United States Holders-Payment of Interest" or otherwise establishes an exemption.

      If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will not under current law be subject to the information reporting and backup withholding requirements discussed in this section, provided that the payor does not have actual knowledge that the payee is a United States person. However, under the Proposed Certification Regulations, dividend payments generally would be subject to information reporting unless applicable certification requirements are satisfied. See the discussion above under "- Non-United States Holders-Payment of Interest" with respect to these requirements and the additional requirements that would be applicable to foreign partnerships under the Proposed Certification Regulations.

      The backup withholding and information reporting rules are currently under review by the Department of the Treasury, and their application to the Notes, coupons and Common Stock could be changed prospectively by future regulations.

  United States Foreign Investment in Real Property Act

      Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not at any time during the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non-United States Holder whose beneficial ownership of Common Stock or the Notes exceeds 5% of the total fair market value.

      An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.

      The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

      The regularly traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) This discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. (It is not entirely certain how the regularly traded exemption will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules. For example, the regularly traded exemption may in that event not apply to a Non-United States Holder who actually and constructively owned more than 5% of the Notes even though Notes owned by such Non-United States Holder represented no more than 5% of the value of the outstanding Common Stock. However, a transfer of Notes would not be subject to the 10% withholding tax discussed above if the Notes were regularly traded, regardless of whether the transferor held more than 5% of the Notes.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

      Any investor that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result.


                         SELLING SECURITY HOLDERS

      The Notes were originally issued by the Company to the Underwriters on June 5, 1996, pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Notes were sold simultaneously by the Underwriters in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act. An aggregate of $150,000,000 principal amount of Notes was issued and was outstanding as of August 29, 1996.

      This Prospectus relates to the offer and sale by each Selling Security Holder of the following securities (the "Resale Securities"): (i) the Notes that are set forth in the table below with respect to such Selling Security Holder (as such table may be amended from time to time by means of a supplement or amendment hereto) and (ii) all shares of Common Stock that may be acquired by any Selling Security Holder upon conversion of any Note to which this Prospectus relates as described in the preceding clause.

      The "Selling Security Holders" include (i) each person and entity that is identified in the table below and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the Resale Securities in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment hereto.

      `Based upon information provided to the Company by each Selling Security Holder, the table below indicates with respect to each Selling Security Holder: (i) the aggregate principal amount of Notes beneficially owned by such Selling Security Holder and (ii) the aggregate number of shares of Common Stock issuable upon conversion of such Notes (rounded down to the nearest whole number) based upon the current per share conversion price. The table below also indicates by footnote reference any material relationship that a Selling Security Holder has had with the Company during the preceding three years. This Prospectus covers all securities shown in the table below.


                                                        # of Shares
                                                        of Common
                                     Principal          Stock
                                     Amount of          Issuable Upon
                                     Notes              Conversion
Selling Security Holder(1)           Owned              Of Notes(2)
- --------------------------           -----------        ------------
AIM Advisors                         $1,000,000          30,769 (3)

Austin Firefighters                     135,000           4,153

Bancroft Convertible Fund, Inc.         500,000          15,384

Baptist Hospital of Miami                 95,000          2,923

Bankers Trust Trustee
  for Chrysler Corporation
  Emp#1 Pension Plan
  dated 4/1/89                          970,000          29,846

Bond Fund Series -
  Oppenheimer Bond Fund
  For Growth                           5,000,000        153,846

Boston Museum of Fine Arts               40,000           1,230

Chase Manhattan Bank Trustee
  for IBM Corporate Retirement
  Plan Trust dated 12/18/45           4,030,000         124,000

Christian Science Trustees
  for Gifts and Endowments              300,000           9,230

Cincinnati Bell Telephone
 Convertible Value Fund                 400,000          12,307

Declaration of Trust for
  the Defined Benefit Plan
  of ICI American Holdings Inc.         850,000          26,153


Declaration of Trust for
  the Defined Benefit Plans
  of ZENECA Holdings Inc.               550,000          16,923

Delta Airlines Master Trust           3,860,000         118,769

Delaware State Employees'
  Retirement Fund                     3,000,000          92,307

Delaware State Retirement
 Fund-Froley, Revy                      610,000          18,769

Dunham & Associates Fund 2               45,000           1,384

Engineers Joint Pension Fund            175,000           5,384

Equitable Life Seperate
  Account - Balanced                    240,000           7,384

Equitable Life Seperate
  Account - Convertibles              2,095,000          64,461

First Church of Christ,
  Scientist-Endowment                   400,000          12,307

Fiduciary Trust Company
  International                          500,000         15,384

Franklin Investors Securities
  Trust Convertible Securities
   Fund                               1,500,000          46,153

General Motors Salaried
 Employees Convertible Fund           2,315,000          71,230

Hillside Capital Incorporated
  Corporate Account                     300,000           9,230

Hudson River Growth Investors           710,000          21,846

Hudson River Trust Balanced
  Portfolio                           1,135,000          34,923

Hudson River Trust Growth &
  Income Portfolio                      390,000          12,000

ICI American Holdings Pension           255,000           7,846

Kellner DiLeo & Co.                   4,300,000         132,307

Kapiolani Medical Center                 65,000           2,000

Lincoln National Convertible
  Securities Fund                       530,000          16,307

Lincoln National Insurance-
  Corporate Convertible
  Securities Pool                     2,065,000          63,538

Massachusetts Mutual Life
  Insurance Company                     400,000          12,307

Medical Malpractice Insurance
  Fund                                  100,000           3,076

Nalco Chemical Retirement Trust         100,000           3,076

Nicholas-Appelgate Income &
  Growth Fund                         1,060,000          32,615

Occidental College                      110,000           3,384

OCM Convertible Limited
  Partnership                           250,000           7,692

OCM Convertible Trust                 5,450,000         167,692

Oregon Equity Fund                    2,640,000          81,230

Pacific Mutual Life Insurance
  Company                               500,000          15,384

Presbyterian Healthcare                 240,000           7,384

Physicians Life                         180,000           5,538

Prim Board                              925,000          28,461

SAIF Corporation                      1,710,000          52,615

San Diego City Retirement               365,000          11,230

San Diego County Convertible          1,270,000          39,076

State Employees' Retirement
  Fund of the State of Delaware       1,390,000          42,769

State of Connecticut Combined
  Investment Funds                    3,500,000         107,692

State of Michigan Employees
 Retirement Fund                        900,000          27,692

TCW Convertible Securities
  Fund                                1,960,000          60,307

TCW Convertible Strategy Fund           600,000          18,461

TCW Convertible Value Fund            1,300,000          40,000

TCW/DW Income & Growth Fund             400,000          12,307

Thermo Electron Balanced
  Investment Fund                       600,000          18,461

WAFRA Discretionary                     140,000           4,307

Wake Forest University                  285,000           8,769

Weirton Trust Convertibles              250,000           7,692

Zeneca Holdings Pension                 240,000           7,384

- ---------------------
(1) Each Selling Security Holder is the beneficial owner of the indicated Notes. In certain cases, the indicated Notes may be held of record by a nominee or custodian for the account of the Selling Security Holder.

(2) The per share conversion price and, therefore, the number of shares of Common Stock that may be issuable upon conversion of the Notes is subject to adjustment as described under "Description of Notes-Conversion Rights".

(3) As of August 29,1996, AIM Advisors was the owner of 1,058,000 outstanding shares of Common Stock. Such shares are not covered by this Prospectus.

      Assuming that the Selling Security Holders dispose of all securities covered by this Prospectus (and assuming no additional acquisitions or dispositions of Notes or shares of Common Stock by such Selling Security Holders), none of the Selling Security Holders would continue to own any Notes or shares of Common Stock (except for the shares currently owned by a Selling Security Holder described in footnote 3 to the table above).


                           PLAN OF DISTRIBUTION

      The Notes and Common Stock that may be offered by the
Selling Security Holders pursuant to this Prospectus (the "Resale Securities") may be sold from time to time by the Selling
Security Holders directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Security Holders or purchasers of the Resale Securities (which compensation may be in
excess of customary commissions).          Any agents, brokers, dealers
or underwriters that participate in the distribution of the Resale Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any Resale Securities purchased by them might be deemed to be underwriting discounts or commissions under the Securities Act.

      The Resale Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices related to such market prices, at varying prices determined at the time of sale or at negotiated prices. The sale of the Resale Securities may be effected in transactions (which may involve crosses or block transactions)
(i) on any national securities exchange on which the Resale Securities may be listed,(ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options.

      Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Resale Securities may not simultaneously engage in market making activities with respect to such securities during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Resale Securities by the Selling Security Holders.

      To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

      In order to comply with the securities laws of certain jurisdictions, if applicable, the Resale Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Resale Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

      See "Description of Registration Rights Agreement" for certain information concerning the respective obligations of the Company and the Selling Security Holders (i) to pay certain costs and expenses related to the Registration Statement of which this Prospectus forms a part and the offer and sale of the Resale Securities hereunder and (ii)to provide indemnification against certain liabilities arising under the Securities Act.


                          VALIDITY OF SECURITIES

      The validity of the securities offered hereby has been passed upon for the Company by Ehrenreich & Krause, New York, New
York.


                               EXPERTS

      The consolidated financial statements of United Waste Systems Inc., appearing in the Company's Annual Report (Form 10-
K) for the year ended December 31, 1995, and the supplemental consolidated financial statements of United Waste Systems, Inc., appearing in the Company's Current Report on Form 8-K dated June 28, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The combined financial statements of the PRM Acquired Companies appearing in the Company's Form 8-K/A dated September 19, 1995, and incorporated by reference herein have been audited by Coopers & Lybrand L.L.P., independent accountants as set forth in their report thereon appearing therein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Exhibit A





NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

Bankers Trust Company, as Trustee
United Waste Systems, Inc.
c/o Bankers Trust Company
Corporate Trust and Agency Group
Four Albany Street
New York, New York  10006

Re:   United Waste Systems, Inc. (the "Company") 4 1/2%
Convertible Subordinated Notes due June 1, 2001 (the "Notes")


Dear Sirs:

      Please be advised that ___________________________ has
transferred $_________________ aggregate principal amount of the above-referenced Notes pursuant to an effective Registration Statement on Form S-3 (File No. 333-______________) filed by the Company.

      The undersigned hereby certifies that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the Notes is named as a "Selling Holder" in the Prospectus dated __________, 1996 or in supplements thereto, and that the aggregate principal amount of the Notes transferred are included in the Notes listed in such Prospectus opposite such owner's name.


Dated:



                  Very truly yours,



                  -----------------------
                  (Name)


                               PART II


Item 14.    Other Expenses of Issuance and Distribution

      The expenses to be paid by the Registrant in connection with the distribution of the securities being registered hereunder are set forth in the table below. All amounts except the registration fee are estimated. For information concerning certain additional expenses that the Company and/or the Selling Security Holders may be required to pay in the event that there is an underwritten offering of the Resale Securities, see "Description of Registration Rights Agreement-Fees and Expenses".


      Securities and Exchange Commission
            registration fee                                  $22,492
      Printing expenses                                         4,000
      Blue sky qualification fees and
            expenses, including legal fees                      5,000
      Accounting fees and expenses                              7,000
      Legal fees and expenses of the Company
            (other than related to blue sky)(1)                10,000
      Miscellaneous
                                                              -------
            Total                                            $48,492
                                                              -------
                                                              -------
- -------------------
      (1) In addition, the Company is required under certain circumstances to pay up to a maximum of $80,000 for the fees and disbursements of a single counsel selected to represent Holders of the Offered Securities in connection with this Registration Statement. See "Description of Registration Rights Agreement-
Fees and Expenses".


Item 15.    Indemnification of Directors and Officers.

      Pursuant to specific authority granted by Section 102 of the Delaware General Corporation Law (the "DGCL"), Article X of the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

            The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or any corresponding provision of the General Corporation Law of the State of Delaware.

      The Registrant, as a Delaware corporation, is empowered by
Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article IX of Registrant's Amended and Restated Certificate of Incorporation and Article V of Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL. In addition, the Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

      Pursuant to Section 145 of the DGCL, Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.


Item 16.    Exhibits.

Exhibit Number and Exhibit
- --------------------------
      4.1 Amended and Restated Certificate of Incorporation dated October 31, 1991 (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

      4.2 Certificate of Increase of Designated Number of Shares of Series B Cumulative Convertible Preferred Stock dated March 31, 1992 (incorporated by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 Commission File No.33-53488)

      4.3  Certificate of Correction to Amended and Restated
Certificate of Incorporation dated April 30, 1992 (incorporated by reference to Exhibit No. 3.3 to the Registration Statement on Form S-1 Commission File No.33-53488)

      4.4  Certificate of Amendment to Certificate of
Incorporation dated October 9, 1992 (incorporated by reference to
Exhibit No. 3.4 to the Registration Statement on Form S-1
Commission File No. 33-53488)

      4.5  Certificate of Amendment to Certificate of
Incorporation dated August 31, 1993 (incorporated by reference to
Exhibit No. 3.4.1 to the Registration Statement on Form S-1
Commission File No. 33-70832)

      4.6 By-laws (incorporated by reference to Exhibit No. 3.5 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

      4.7 Indenture dated as of June 5, 1996 (the "Indenture"), between the Registrant and Bankers Trust Company, as Trustee
(incorporated by reference to Exhibit No. 4.1 to the Registrant's
Report on Form 10-Q for the period ended June 30, 1996)

      4.8  Cross reference sheet relating to the Indenture

      4.9 Registration Rights Agreement dated as of June 5, 1996, among the Registrant, Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex Brown & Sons Incorporated, CS First Boston Corporation, Prudential Securities Incorporated and Robertson Stephens & Company, LLC (incorporated by reference to Exhibit No. 4.2 to the Registrant's Report on Form 10-Q for the period ended June 30, 1996)

      5.1  Opinion of Ehrenreich & Krause(1)

      12.1  Computation of ratio of earnings to fixed charges

      23.1 Consent of Ehrenreich & Krause (included in the opinion filed as Exhibit 5.1)

      23.2  Consent of Ernst & Young LLP

      23.3  Consent of Coopers & Lybrand L.L.P.(1)

      23.4  Awareness Letter of Coopers & Lybrand L.L.P.(1)

      23.5  Consent of Hanson Rotter & Green(1)

      23.6  Consent of Hanson Rotter & Green(1)

      24.1  Power of Attorney (included in Part II of the
Registration Statement under the caption "Signatures")

      25.1  Statement of Eligibility and Qualification under the
Trust Indenture Act of 1939, as amended, on Form T-1 of Bankers
Trust Company
- -----------------
(1) To be filed by amendment

Item 17.    Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement (or the most recent post-effective amendmentthereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in theRegistration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


      Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Greenwich, Connecticut, on the 29th day of August, 1996.


United Waste Systems, Inc.


By:   /s/Michael J. Nolan
      -----------------
      Michael J. Nolan
      Chief Financial Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John
N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

/s/Bradley S. Jacobs
- --------------------
Bradley S. Jacobs
Chairman, Chief Executive Officer and Director (Principal
Executive Officer)
August 29, 1996


/s/John N. Milne
- --------------------
John N. Milne, Director
August 29, 1996







/s/G. Chris Andersen
- --------------------
G. Chris Andersen, Director
August 29, 1996




/s/Lawrence J. Twill, Sr.
- -------------------------
Lawrence J. Twill, Sr., Director
August 29, 1996


/s/Christian Weyer
- --------------------
Christian Weyer, Director
August 28, 1996



- --------------------
J Bryan Williams, III, Director
August   , 1996



/s/Michael J. Nolan
- --------------------
Michael J. Nolan, Chief Financial Officer
(principal financial officer)
August 29, 1996



/s/Sandra E. Welwood
- --------------------
Sandra E. Welwood, Vice President Controller
(principal accounting officer)
August 29, 1996


Exhibit Number and Exhibit
- --------------------------
      4.1 Amended and Restated Certificate of Incorporation dated October 31, 1991 (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

      4.2 Certificate of Increase of Designated Number of Shares of Series B Cumulative Convertible Preferred Stock dated March 31, 1992 (incorporated by reference to Exhibit No. 3.2 to the Registration Statement on Form S-1 Commission File No.33-53488)

      4.3  Certificate of Correction to Amended and Restated
Certificate of Incorporation dated April 30, 1992 (incorporated by reference to Exhibit No. 3.3 to the Registration Statement on Form S-1 Commission File No.33-53488)

      4.4  Certificate of Amendment to Certificate of
Incorporation dated October 9, 1992 (incorporated by reference to
Exhibit No. 3.4 to the Registration Statement on Form S-1
Commission File No. 33-53488)

      4.5  Certificate of Amendment to Certificate of
Incorporation dated August 31, 1993 (incorporated by reference to
Exhibit No. 3.4.1 to the Registration Statement on Form S-1
Commission File No. 33-70832)

      4.6 By-laws (incorporated by reference to Exhibit No. 3.5 to the Registration Statement on Form S-1 Commission File
No. 33-53488)

      4.7 Indenture dated as of June 5, 1996 (the "Indenture"), between the Registrant and Bankers Trust Company, as Trustee
(incorporated by reference to Exhibit No. 4.1 to the Registrant's
Report on Form 10-Q for the period ended June 30, 1996)

      4.8  Cross reference sheet relating to the Indenture

      4.9 Registration Rights Agreement dated as of June 5, 1996, among the Registrant, Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex Brown & Sons Incorporated, CS First Boston Corporation, Prudential Securities Incorporated and Robertson Stephens & Company, LLC (incorporated by reference to Exhibit No. 4.2 to the Registrant's Report on Form 10-Q for the period ended June 30, 1996)

      5.1  Opinion of Ehrenreich & Krause(1)

      12.1  Computation of ratio of earnings to fixed charges

      23.1 Consent of Ehrenreich & Krause (included in the opinion filed as Exhibit 5.1)

      23.2  Consent of Ernst & Young LLP

      23.3  Consent of Coopers & Lybrand L.L.P.(1)

      23.4  Awareness Letter of Coopers & Lybrand L.L.P.(1)

      23.5  Consent of Hanson Rotter & Green(1)

      23.6  Consent of Hanson Rotter & Green(1)

      24.1  Power of Attorney (included in Part II of the
Registration Statement under the caption "Signatures")

      25.1  Statement of Eligibility and Qualification under the
Trust Indenture Act of 1939, as amended, on Form T-1 of Bankers
Trust Company
- -----------------
(1) To be filed by amendment